EXECUTION COPY

LOAN AGREEMENT

Loan Agreement dated as of March 29, 1999 between CHYRON CORPORATION, a New York corporation with its principal place of business at 5 Hub Drive, Melville, New York 11747 (the "Borrower") and AMSOUTH BANK, an Alabama banking corporation (the "Bank"), with an office at 350 Park Avenue, New York, New York 10022.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. As used herein the following terms shall have the following meanings:

"Accounts" shall mean, wherever the same may be located, those now existing and future accounts receivable, other receivables, contract rights, chattel paper, notes or other instruments evidencing indebtedness to the Borrower.

"Account Debtor" shall mean the person who is obligated on or under an Account.

"Adjusted Libor Rate" means with respect to any Eurodollar Loan Interest Period, the rate per annum at which U.S. dollar deposits are offered by a Reference Bank (as selected by the Bank) in the London interbank market for Eurodollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of od divided by one minus the Eurodollar Reserve Percentage.

"Affiliate" as applied to any Person, means any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement" shall mean this Loan Agreement, as the same from time to time may be amended, supplemented or modified.

"Borrowing Base" shall mean the sum of: (a) 80% of the Borrower's Eligible Domestic Accounts Receivable from time to time outstanding less reserves with respect to such Accounts which the Bank may deem necessary in its sole discretion; (b) 80% of the Borrower's Eligible Foreign Accounts Receivable from time to time outstanding less reserves with respect to such Accounts which the Bank may deem necessary in its sole discretion; and (c) the lesser of (i) $3,750,000 or (ii) 50% of the value of the Borrower's Eligible Inventory from time to time on hand, minus the principal amount then outstanding under the Term Loan provided, however, that in the event Borrower's accounts receivable suffer dilution of 15% or more, Bank reserves the right to unilaterally alter the advance rate specified in (a) and (b) above.

"Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit A hereto.

"Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or permitted by law to remain closed.

"Capital Expenditures" shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interest which are required to be capitalized in accordance with GAAP.

"Capitalized Lease" shall mean any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

"Capitalized Lease Obligations" shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

"Closing Fee" shall mean a fee of $100,000.00 payable by the Borrower to the Bank simultaneously with the execution and delivery of this Agreement, which closing Fee shall be deemed fully earned and non-refundable upon payment thereof.

"Collateral" shall mean the collateral described in Section 9 of this Agreement.

"Collateral Management Fee" shall mean $20,000.00 which shall be paid to the Bank at the closing and thereafter annually on the anniversary of the date of this Agreement to offset the expenses and costs of the Bank.

"Commitment" shall mean the obligation of the Bank to make Revolving Credit Loans to the Borrower during the Commitment Period pursuant to the terms hereof as such Commitment is described in Section 2.1 hereof and as subject to reduction in accordance with the terms hereof.

"Commitment Period" shall mean the period from and including the date hereof to and including the Termination Date or such earlier date as the Commitment shall terminate as provided herein.

"Contractual Obligations" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

"Controlled" and "Control" shall mean any partnership, corporation, limited liability company or other entity of which the Borrower, alone, or the Borrower or one or more of its Subsidiaries, either has the power to direct the management thereof or the power to direct at least a majority of the voting interests.

"Default" shall mean any of the events specified in this Agreement under "Events of Default", whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

"Eligible Domestic Accounts Receivable" shall mean those Accounts arising in the ordinary course of business with respect to the sale of goods or rendering of services by the Borrower from Persons (other than Pro-Bel and other Subsidiaries or Affiliates or from any government entity) domiciled in the United States of America which are not more than 60 days past due nor more than 120 days from invoice date and in which the Bank has a first priority security interest and which are otherwise satisfactory to the Bank in its reasonable discretion, provided, that, if fifty percent (50%) or more of the Accounts due from an Account Debtor are deemed by the Bank to be ineligible, then all Accounts from such Account Debtor shall be deemed ineligible. Credits associated with past due ineligible Accounts shall not reduce the total of all such ineligible Accounts.

"Eligible Foreign Accounts Receivable" shall mean those Accounts arising in the ordinary course of business with respect to the sale of goods or rendering of services by Borrower or its Affiliates from Persons (other than Subsidiaries or Affiliates) domiciled outside of the United States of America which are not more than 60 days past due and which have been outstanding for not more than 120 days from invoice date in which the Bank has a first priority security interest, which are covered by insurance protecting the Bank against political and commercial risks on terms reasonably acceptable to the Bank and which are otherwise satisfactory to the Bank in its reasonable discretion, provided, that, if fifty (50%) percent or more of the Accounts due from an Account Debtor are deemed by the Bank to be ineligible, then all Accounts from such Account Debtor shall be deemed ineligible. Credits associated with past due ineligible Accounts shall not reduce the total of all such ineligible accounts.

"Eligible Inventory" shall mean all unencumbered inventory or work-in-process and finished goods (other than slow-moving, obsolete or consigned inventory or office supplies) from time to time on hand in which the Bank has a first priority security interest and which is otherwise satisfactory to the Bank in its sole discretion, valued at the lower of (a) cost, (b) market value, or (c) the valuation consistent with that employed in the preparation of the financial statements of the Borrower referred to in this Agreement.

"Environmental Laws" shall mean any federal, state or local statute or regulation relating to hazardous or toxic wastes or substances or the removal thereof.

"Eurodollar Loans" shall mean Loans hereunder that bear interest for the Interest Period applicable thereto at a rate of interest based upon the Adjusted Libor Rate.

"Eurodollar Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). In the event of any increase in the Eurodollar Reserve Percentage, the Adjusted Libor Rate shall be adjusted automatically on and as of the effective date of any such increase.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

"Event of Default" shall mean any of the events specified in this Agreement under "Events of Default", provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Fixed Charge Ratio" shall mean the ratio of earnings before interest, taxes, depreciation and amortization and before extraordinary charges or gains to the total of interest and principal due and payable with respect to any Indebtedness of the Borrower plus taxes and actual Capital Expenditures.

"Fluctuating Rate Loans" shall mean Loans hereunder that bear interest at a rate of interest based upon the Prime Rate.

"GAAP" shall mean generally accepted accounting principles applied in a manner consistent with that employed in the preparation of the financial statements described in Section 3.l. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP

"General Security Agreement" shall have the meaning assigned thereto in Section 4.1(b) hereof and any UCC-l financing statements or UCC-3 assignments or amendments executed in connection therewith.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Guarantees" shall mean the guarantees to be executed by the Guarantors on the Bank's standard form.

"Guarantors" shall mean, collectively, the entities required to guarantee pursuant to Section 5.9 hereof.

"Indebtedness" shall mean, with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for such Person's business, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all payment obligations of such Person with respect to interest rate or currency protection agreements, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers' acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations) and (h) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Termination Date.

"Installment Payment Date" shall mean any date on which all or any portion of the principal amount of the Term Loan is due and payable.

"Interest Period" shall mean any period during which a Loan bears interest at an Adjusted Libor Rate as elected by the Borrower in accordance with the terms of this Agreement.

(a) If any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

(b) No Interest Period shall extend beyond a stated Maturity Date.

(c) No portion of the Term Loan shall be continued as or converted into a Eurodollar Loan with an Interest Period which extends beyond an Installment Payment Date if, after giving effect to the continuation or conversion of such Eurodollar Loan, the amount payable on any Installment Payment Date would exceed the sum of (i) the aggregate principal amount of the outstanding portion of the Term Loan constituting Eurodollar Loans with Interest Periods ending prior to such Installment Payment Date and (ii) the aggregate outstanding portion of the Term Loan constituting Fluctuating Rate Loans.

"Letters of Credit" shall mean, collectively, all standby letters of credit issued for the account of the Borrower pursuant to Section 2.2 hereof.

"LIBOR Spread" shall mean 187.5 basis points, provided, however that for any fiscal quarter for which the Fixed Charge Coverage Ratio (as determined at the beginning of such quarter) is greater than 1.25 to 1, the LIBOR Spread shall be 162.5 basis points.

"Lien" shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preference arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

"Loan" or "Loans" shall mean any loan made by the Bank to the Borrower hereunder, whether a Revolving Credit Loan or the Term Loan.

"Loan Documents" shall mean this Agreement, the Notes, the Security Agreements, the Pledge Agreement and each document, agreement and instrument executed in connection herewith or pursuant hereto, together with each document, agreement and instrument made by the Borrower or any Guarantor with or in favor of or owing to the Bank further evidencing or securing the Loans.

"Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Bank under any Loan Document.

"Maturity Date" shall mean the date that all or a portion of the outstanding principal balance of a Loan is due and payable pursuant to the terms hereof which shall include without limitation (i) with respect to Revolving Credit Loans, the Termination Date, and (ii) with respect to the Term Loan, each Installment Payment Date and the final Maturity Date of the Term Loan.

"Non-Restricted Subsidiary" shall mean any Subsidiary other than a Restricted Subsidiary.

"Notes" shall mean collectively the Revolving Credit Note referred to in Section 2.3 hereof and the Term Note referred to in Section 2.9 hereof.

"Obligations" shall mean any and all sums owing under the Loan Documents and all other obligations, direct or contingent, joint, several or independent, of the Borrower now or hereafter existing due or to become due to, or held or to be held by the Bank, whether created directly or acquired by assignment or otherwise.

"Patent Security Agreement" shall have the meaning assigned thereto in Section 4.1(d) hereof.

"Permitted Acquisitions" shall mean the acquisition by the Borrower of a similar or complementary business so long as: (i) the target company has a positive operating profit for its most recent fiscal year and interim period and it's assets or business are not otherwise subject to any material indebtedness or encumbrance (contingent or otherwise), (ii) the purchase price for the acquisition is in the form of equity capital or junior debt (the economic terms and subordination provisions to be reasonably satisfactory to the Bank), and (iii) to the extent that the Revolving Credit Loan will be utilized to finance all or portion of the purchase price of the acquisition, after giving effect to the payment of such purchase price, the Borrower would have remaining undrawn Borrowing Base availability of not less than $4.0 million.

"Permitted Convertible Debt" shall have the meaning specified in Section 7.01 hereof.

"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other juridical entity, or a government or state or any agency or political subdivision thereof.

"Plan" shall mean any plan of a type described in Section 4021(a) of ERISA in respect of which the Borrower is an "employer" as defined in Section 3(5) of ERISA.

"Pledge Agreement" shall have the meaning assigned thereto in Section 4.2(c) hereof.

"Post Default Rate" shall mean at any time a rate of interest equal to 2% per annum in excess of the rate that would then be applicable to Fluctuating Rate Loans.

"Prime Rate" shall mean the rate of interest established from time to time by the Bank as its "prime rate".

"Prime Spread" shall mean the LIBOR Spread less 150 basis points.

"Pro-Bel" shall mean Pro-Bel Limited, a corporation formed under the laws of the United Kingdom.

"Real Property" shall mean any real property owned or leased by the Borrower or any of its Subsidiaries or any Guarantor or any of its Subsidiaries.

"Reference Bank" shall mean a bank appearing on the display designated as page "LIBOR" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks); provided that if no such offered rate shall appear on such display, "Reference Bank" shall mean a bank in the London interbank market as reasonably selected by the Bank.

"Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

"Requirements of Law" shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Subsidiary" shall mean any Subsidiary of the Borrower incorporated under the laws of any state of the United States.

"Revolving Credit Loan" shall mean a Loan made pursuant to Section 2.3 hereof.

"Revolving Credit Note" shall mean the Note referred to in Section 2.2 hereof.

"Security Agreement" or "Security Agreements" shall mean, collectively, the General Security Agreement, the Trademark Security Agreement and the Patent Security Agreement and, in the case of any Guarantor, shall mean any agreement substantially in the same form as the General Security Agreement.

"Subsidiary" or "Subsidiaries" of any Person shall mean from time to time and at any time any corporation or corporations, partnership or partnerships, limited liability company or companies or other business entity or entities of which the Person alone, or the Person and/or one or more of its Subsidiaries, owns, directly or indirectly, at least a majority of the securities having ordinary voting power for the election of directors or at least a majority of the beneficial economic interest of such entity.

"Tangible Net Worth" shall mean the sum of capital surplus, earned surplus and capital stock minus deferred charges, intangibles and treasury stock, all determined in accordance with GAAP.

"Termination Date" shall mean March 31, 2002 or, if such date is not a Business Day, the Business Day next succeeding such date.

"Term Loan" shall mean the Loan made pursuant to Section 2.8 hereof.

"Term Note" shall mean the Note referred to in Section 2.9 hereof.

"Trademark Security Agreement" shall have the meaning assigned thereto in Section 4.1(c) hereof.

1.2 Accounting Terms. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not specifically defined herein shall have the respective meanings given to them under GAAP .

SECTION 2 . AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT AND TERM NOTE.

2.1 Revolving Credit Commitment. Subject to the terms and conditions hereof, the Bank agrees to extend credit to or on behalf of the Borrower (a) by making revolving credit loans the "Revolving Credit Loans") from time to time during the Commitment Period and (b) by issuing Letters of Credit for the account of the Company up to an aggregate stated amount at any one time not to exceed the lesser of (i) $12,000,000 less the then outstanding term loan balance or (ii) the Borrowing Base, as such amounts may be reduced as provided in this Agreement (the "Commitment"). During the Commitment Period, the Borrower may use the Commitment for (i) obtaining Revolving Credit Loans by borrowing, paying, prepaying in whole or in part and re-borrowing on a revolving basis, all in accordance with the terms and conditions hereof and (ii) for the issuance of Letters of Credit (up to an aggregate of $250,000) in accordance with the provisions of Section 2.2 hereof. To the extent that the Borrower raises any proceeds from Permitted Convertible Debt, the $3,750,000.00 sublimit on the Revolving Credit Loans arising out of Eligible Inventory shall be reduced by an amount equal to 50% of any Permitted Convertible Debt in excess of $2,000,000.00.

2.2 Letters of Credit.

(a) Subject to the limitations of Section 2.1 hereof, the Borrower may from time to time during the Commitment Period request the issuance by the Bank of Letters of Credit. Each Letter of Credit shall be issued by the Bank upon receipt and processing of the Bank's normal letter of credit application provided that the Bank need not issue any Letter of Credit that would extend beyond the Termination Date. The Borrower shall pay the Bank, upon issuance of the Letter of Credit, the Bank's standard letter of credit and processing fees (including a 0.25% issuance fee). Letters of Credit so issued shall be priced under the Adjusted LIBOR RATE option.

(b) Notwithstanding anything to the contrary herein, if any restriction is imposed on the Bank (including, without limitation, any change in or limitation upon letters of credit) which would prevent the Bank from issuing Letters of Credit or maintaining its obligation to issue Letters of Credit, then the Bank may, by notice to the Borrower in writing, terminate such obligations hereunder.

2.3 Revolving Credit Note. The Revolving Credit Loans made by the Bank to the Borrower pursuant to Section 2.1 hereof shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit B hereto with appropriate insertions (the "Revolving Credit Note"), payable to the order of the Bank and representing the obligation of the Borrower to pay the lesser of (a) the amount of the Commitment or, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower, with interest thereon as hereinafter prescribed. The Revolving Credit Note shall (i) be dated the date of the first Revolving Credit Loan evidenced thereby, (ii) be stated to mature on the Termination Date and (iii) bear interest with respect to the unpaid principal balance thereof from time to time outstanding at a rate per annum to be elected by the Borrower in accordance with the notice provisions set forth in Section 2.4 hereof, and in the case of Eurodollar Loans for the Interest Period therein specified, equal to either (1) Adjusted Libor Rate plus the LIBOR Spread (which rate will be fixed for the period referred to in the notice delivered pursuant to Section 2.4) or (2) the Prime Rate plus the Prime Spread (which interest rate will change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in this Agreement. After any stated or accelerated maturity, the Revolving Credit Note shall bear interest at the Post Default Rate.

2.4 Procedure for Borrowings. The Borrower may borrow under the Commitment during the Commitment Period on any Business Day, by giving the Bank irrevocable notice of a request for a loan hereunder (a) in the case of Eurodollar Loans three Business Days before a proposed borrowing or continuation or conversion and (b) in the case of Fluctuating Rate Loans, not less than one nor more than five Business Days before a proposed borrowing or continuation or conversion, setting forth (i) the amount of the Loan requested, which shall not be less than $100,000, (ii) the requested borrowing date or Interest Period commencement date, as the case may be, (iii) whether the borrowing or Interest Period is to be for a Eurodollar Loan, Fluctuating Rate Loan or a combination thereof, and (iv) if entirely or partially a Eurodollar Loan, the length of the Interest Period therefor, which shall be one, two, three or six months. As used in this Section 2.4, "conversion" shall mean the conversion from one interest rate to another interest rate as more fully described in this Agreement. Such notice shall be written and shall be sufficient if received (including, without limitation, via facsimile transmission) by 1 p.m. on the date on which such notice is to be given. If any such request is sent by facsimile it shall be confirmed in writing sent by the Borrower to the Bank within two Business Days thereafter. Unless notification is otherwise furnished by the Borrower to the Bank (in a manner consistent with the requirements of this Section), Loans will be made by credits to the Borrower's demand deposit account maintained with an institution agreed to by Borrower and Bank after closing, which institution agrees to execute the "blocking agreement" required by the Bank. If the Borrower furnishes such notice but no election is made as to the type of Loan or the Interest Period to be applicable thereto, the Loan will automatically then be made as a Fluctuating Rate Loan until such required information is furnished pursuant to the terms hereof.

2.5 Commitment Fee. As additional compensation for the Commitment on the revolving basis provided for herein, the Borrower agrees to pay the Bank a commitment fee for the Commitment Period at the rate of 1/2 of 1% per annum on the average daily unused portion of the Commitment hereunder. Such commitment fee shall be payable monthly in arrears, on the last day of each month during the Commitment Period, commencing April 30, 1999, and on the Termination Date. If the Borrower so fails to pay any such amount to the Bank the obligations to make such payment shall bear interest from such date not paid when due at the Post Default Rate. The obligation to so pay interest shall not be construed so as to waive the requirement to pay the commitment fees as hereinabove set forth.

2.6 Regulatory Changes in Capital Requirements. If any existing or future law, regulation or guideline or the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, imposes, modifies, deems applicable or results in the application of, any capital maintenance, capital ratio or similar requirement against loan commitments made by the Bank (or participations therein) or the Bank in anticipation of the effectiveness of any capital maintenance, capital ratio or similar requirement takes reasonable action to enable itself to comply therewith, and the result thereof is to impose upon the Bank or increase any capital requirement applicable as a result of the making or maintenance of the Commitment or participation therein (which imposition of or increase in capital requirements may be determined by the Bank's reasonable allocation of the aggregate of such capital impositions or increases) then, upon demand by the Bank, the Borrower shall immediately pay to the Bank from time to time as specified by the Bank additional commitment fees which shall be sufficient to compensate the Bank for such impositions of or increases in capital requirements, together with interest on each such amount from the date demanded until payment in full thereof at the Post Default Rate. A certificate setting forth in reasonable detail the amounts necessary to compensate the Bank as a result of an imposition of or increase in capital requirements submitted by the Bank to the Borrower shall be conclusive, absent manifest error or bad faith, as to the amount thereof. For purposes of this Section, (a) in calculating the amount necessary to compensate the Bank for any imposition of or increase in capital requirements, the Bank shall be deemed to be entitled to a rate of return on capital (after federal, state and local taxes) of fifteen per cent per annum, and (b) all references to the "Bank" shall be deemed to include any participant in the Commitment.

2.7 Termination or Reduction of Commitment. The Borrower shall have the right, upon not less than three Business Days' irrevocable written notice, to terminate the Commitment or, from time to time, to reduce the amount of the Commitment, provided that (a) any such reduction (i) shall be in the minimum amount of $100,000 or a multiple thereof, (ii) shall reduce permanently the amount of the Commitment then in effect, and (iii) shall be accompanied by prepayment of the Revolving Credit Loans outstanding to the extent, if any, that the Loans then outstanding exceed the amount of the Commitment as then reduced, together with accrued interest or the amount so prepaid to and including the dates of each such prepayment and any amounts payable pursuant to Section 2.13 in connection therewith and the payment of any unpaid commitment fee then accrued hereunder, and (b) any such termination of the Commitment shall be accompanied by prepayment in full of the Revolving Credit Loans outstanding and together with accrued interest thereon to and including the date of prepayment and any amounts payable pursuant to Section 2.15 in connection therewith and the payment of any unpaid commitment fee then accrued hereunder.

2.8 Term Loan. Subject to the terms and conditions hereof, the Bank agrees to make a term loan to the Borrower (the "Term Loan") in the principal amount of $2,000,000.

2.9 Term Note. The Term Loan made by the Bank to the Borrower pursuant to Section 2.8 hereof shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit C hereto with appropriate insertions (the "Term Note") and dated the date of the Term Loan. The principal amount of the Term Note shall be payable on the first Business Day of each month as follows: (i) for the period from April 1, 1999 through September 30, 1999, there will be no principal payments, (ii) for the period of October 1, 1999 through September 30, 2000, the principal payments will be $25,000.00 per month, (iii) for the period of October 1, 2000 through September 30, 2000, the principal payments will be $75,000.00 per month and (iv) for the period of October 1, 2001, through March 31, 2002, the principal payments will be $133,333.00 per month. The final installment equal to the then unpaid balance of the Term Note, together with all interest accrued and unpaid shall be payable on March 31, 2002. The Term Note shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum, to be elected pursuant to the provisions of this Agreement equal to either (i) Adjusted Libor Rate plus the LIBOR Spread or (ii) the Prime Rate plus the Prime Spread (which interest rate shall change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360 day year for actual days elapsed and shall be payable as provided in this Agreement. After any state or accelerated maturity thereof, the Term Note shall bear interest at the rate set forth in this Agreement.

2.10 Continuation and Conversion of Loans. The Borrower shall have the right at any time on prior irrevocable written or telex notice to the Bank as specified in this Agreement (i) to continue any Loan into a subsequent Interest Period, (ii) to convert any Eurodollar Loan into a Fluctuating Rate Loan and (iii) to convert any Fluctuating Rate Loan into a Eurodollar Loan (specifying the Interest Period to be applicable thereto), subject to the following:

(a) in the case of a conversion of less than all of the outstanding Loans, the aggregate principal amount of Loans converted shall not be less than $100,000 and shall be an integral multiple thereof;

(b) no Loan (other than a Fluctuating Rate Loan) shall be converted at any time other than at the end of an Interest Period applicable thereto; and

(c) any portion of a Loan maturing or required to be prepaid in less than one month may not be converted into or continued as a Eurodollar Loan.

In the event that the Borrower shall not give notice to continue any Eurodollar Loan into a subsequent Interest Period or convert any such Loan into a Loan of another type, on the last day of the Interest Period thereof, such Loan (unless prepaid) shall automatically be converted into a Fluctuating Rate Loan. The Interest Period applicable to any Eurodollar Loan resulting from a conversion or continuation shall be specified by the Borrower in the irrevocable notice delivered by the Borrower pursuant to this Agreement; provided, however, that, if such notice does not specify either the type of Loan or the Interest Period to be applicable thereto, the Loan shall automatically be converted into, or continued as, as the case may be, a Fluctuating Rate Loan until such required information is furnished pursuant to the terms hereof. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and is continuing no Eurodollar Loan may be continued into a subsequent Interest Period and no Fluctuating Rate Loan may be converted into a Eurodollar Loan.

2.11 Prepayment.

(a) Voluntary. The Borrower may prepay any Fluctuating Rate Loan in whole or in part without premium or penalty; provided, however, that each partial prepayment on account of any Fluctuating Rate Loan shall be in an amount not less than $100,000. Except as provided otherwise in Section 2.15 hereof, the Borrower may not prepay any Eurodollar Loan prior to the last day of the Interest Period therefor. Any amount prepaid on account of a Revolving Credit Loan may be reborrowed in accordance with the provisions of Section 2.1 hereof. Any partial prepayment of the Term Loan shall be applied to the last maturing installments in inverse order or their respective maturities.

(b) Mandatory. If, at any time, the aggregate outstanding principal balance of Loans exceeds the Borrowing Base, the Borrower shall immediately make payment to the Bank in an amount equal to such excess together with any amounts payable pursuant to Section 2.15 in connection therewith. Such payment shall be applied to reduce the aggregate unpaid principal balance of Loans then outstanding. Any partial prepayment of the Term Loan shall be applied to the last maturing installments in inverse order of their respective maturities.

Each prepayment shall be made together with payment of accrued interest on the amount prepaid to and including the date of prepayment.

2.12 Interest Payments; Manner of Payments; Rate After Default; Schedule to Note.

(a) Interest accrued on each Loan shall be payable, without duplication, on:

(i) the Maturity Date of such Loan (excluding any Installment Payment Date unless interest would otherwise be payable on such Installment Payment Date pursuant to subsections (ii) - (vi) below);

(ii) with respect to any portion of any Loan repaid or prepaid pursuant to this Agreement, the date of such repayment or prepayment, as the case may be;

(iii) with respect to that portion of the outstanding principal amount of all Loans maintained as Fluctuating Rate Loans, the first day of each month, commencing with the first such date following the date of the making of such Loans;

(iv) with respect to that portion of the outstanding principal amount maintained as Eurodollar Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the last day of each three-month period occurring during such Interest Period);

(v) with respect to that portion of the outstanding principal amount converted into Fluctuating Rate loans or Eurodollar Loans on a day when interest would not otherwise have been payable pursuant to Subsections (a) (iii) or (a) (iv), the date of such conversion.

(b) All payments (including prepayments) to be made by the Borrower on account of principal or interest with respect to any Loan or on account of fees or any other obligations of the Borrower to the Bank hereunder shall be made to the Bank at the office of the Bank set forth in Section 10.1 hereof or at such other place as the Bank may from time to time designate in writing in lawful money of the United States of America in immediately available funds. The Borrower hereby authorizes and directs the Bank to charge any account of the Borrower maintained at any office of the Bank for any such payments. Subject to the provisions of subparagraph (a) in the definition of Interest Period set forth in Section 1.1 hereof, if any payment to be so made hereunder, or under either Note, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, to the extent permitted by applicable Law, interest thereon shall be payable at the then applicable rate during such extension.

(c) Upon and following an Event of Default, all Loans, and any and all accrued and unpaid interest, fee or amount due hereunder, to the extent permitted by applicable law, shall bear interest (payable on demand, and in any event on the last day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) (i) in the case of Fluctuating Rate Loans at the Post Default Rate until paid and (ii) in the case of Eurodollar Loans at a rate which shall be 2% per annum in excess of the rate applicable to such Eurodollar Loan until the expiration of the Interest Period applicable to such Loan, at which time the Loan will automatically be converted into a Fluctuating Rate Loan and until paid shall bear interest at the Post Default Rate. In no event, however, shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law. The obligation to so pay interest upon any obligation of the Borrower to the Bank shall not be construed so as to waive the requirement for payment on the same date that payment is to be made to the Bank as set forth in this Agreement.

(d) The Borrower hereby expressly authorizes the Bank to record on the schedule attached to the Revolving Credit Note the amount and date of each Revolving Credit Loan, the rate of interest thereon, the date and amount of each payment of principal and the unpaid principal balance; provided, however, that the failure of the Bank to make any such notation shall not in any manner affect the obligation of the Borrower to repay any Loan in accordance with the terms hereof. All such notations shall be presumed to be correct absent manifest error.

2.13 Use of Proceeds. Proceeds of the Revolving Credit Loans shall be used for working capital purposes and for Permitted Acquisitions or other acquisitions approved by the Bank (such approval not to be unreasonably withheld). All or a portion of the proceeds of the initial Revolving Credit Loan shall be used to repay in full all indebtedness owing to NATWest Bank N.A (n/k/a Fleet Bank) provided, however, that at closing after such payment to NATWest, Borrower shall have a remaining availability of not less than $1,000,000.00. Proceeds of the Term Loan shall be used for payout of the NATWest facility.

2.14 Increased Costs. If the Bank reasonably determines that the effect of any applicable law or government regulation, guideline or order or the interpretation thereof by any Governmental Authority charged with the administration thereof (such as, for example, a change in official reserve requirements which the Bank is required to maintain in respect of loans or deposits or other funds procured for funding such loans) is to increase the cost to the Bank of making or continuing Eurodollar Loans hereunder or to reduce the amount of any payment of principal or interest receivable by the Bank thereon, then the Borrower will pay to the Bank on demand such additional amounts as the Bank may reasonably determine to be required to compensate the Bank for such additional cost or reduction. Any additional payment under this Section will be computed from the effective date at which such additional costs have to be borne by the Bank. A certificate as to any additional amounts payable pursuant to this Section setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrower shall pay any amounts so certified to it by the Bank within 10 days of receipt of any such certificate. For purposes of this Section, all references to the "Bank" shall be deemed to include any participant in the Commitment or Loans.

2.15 Indemnities. The Borrower hereby indemnifies the Bank against any and all loss and reasonable expenses which the Bank may sustain or incur as a consequence of any of the following:

(a) default in payment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, or any other amount due in connection with the Loan Documents;

(b) the occurrence of any other Default under this Agreement;

(c) the failure of the Borrower to borrow a Eurodollar Loan after sending notice of the amount and requested interest rate with respect to the making of any such Loan;

(d) the receipt or recovery by the Bank of all or any part of a Eurodollar Loan on any Installment Payment Date or prior to the maturity or the last day of the Interest Period thereof (whether by prepayment, acceleration or otherwise); or

(e) the conversion, prior to the last day of an applicable Interest Period, of a Eurodollar Loan into a Fluctuating Rate Loan.

Without limiting the effect of the foregoing, the amount to be paid by the Borrower to the Bank in order to so indemnify the Bank for any loss occasioned by any of the events described in the preceding paragraph, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to the Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion or failure to borrow to the last day of the applicable Interest Period for such Eurodollar Loan at the rate of interest applicable to such Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to a Default) over (ii) the amount of interest which would be earned by the Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum determined by the Bank as the rate it would bid in the London interbank market for a deposit of Eurodollars in an amount approximately equal to such principal amount for a period of time comparable to the Indemnity Period.

A certificate as to any additional amounts payable pursuant to this Section setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrower shall pay any amounts so certified to it by the Bank within 10 days of receipt of any such certificate. For purposes of this Section, all references to the "Bank" shall be deemed to include any participant in the Commitment or Loans.

2.16 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Bank shall have determined (i) that dollar deposits in the amount of the requested principal amount of such Eurodollar Loan are not generally available in the London Interbank Market, (ii) that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining such Eurodollar Loan during such Interest Period, or (iii) that reasonable means do not exist for ascertaining the Adjusted Libor Rate, the Bank shall, as soon as practicable thereafter, give written or telex notice of such determination to the Borrower. In the event of any such determination, until the circumstances giving rise to such notice no longer exist, no Eurodollar Loans will be made hereunder. Each determination by the Bank hereunder shall be conclusive absent manifest error.

2.17 Change in Legality.

(a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Bank to make or maintain any Eurodollar Loan, then, by written notice to the Borrower, the Bank may:

(i) declare that Eurodollar Loans will not thereafter be made by the Bank hereunder, whereupon the Borrower shall be prohibited from requesting Eurodollar Loans from the Bank hereunder unless such declaration is subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted to Fluctuating Rate Loans, in which event (x) all such Eurodollar Loans shall be automatically converted to Fluctuating Rate Loans as of the effective date of such notice as provided in paragraph (b) below and (y) all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Fluctuating Rate Loans resulting from the conversion of such Eurodollar Loans.

(b) For purposes of this Section, (i) a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the day of receipt by the Borrower and (ii) all references to the "Bank" shall be deemed to include any participant in the Commitment and/or the loans.

SECTION 3. REPRESENTATIONS AND WARRANTIES.

In order to induce the Bank to enter into this Agreement and to make the financial accommodations herein provided for, the Borrower hereby covenants, represents and warrants to the Bank that:

3.1 Financial Condition. (a) The unaudited consolidated balance sheet of the Borrower (which include Pro-Bel) as of December 31, 1998 and the related statements of operations, shareholders' equity and cash flows for the fiscal year ended on such date, have heretofore been furnished to the Bank (with statements certified by Price Waterhouse Coopers to follow within 32 days of closing), are complete and correct and present fairly the financial condition of the Borrower and Pro-Bel as at such date, and the results of its operations for the fiscal year then ended and the interim financial statements of the Borrower and Pro-Bel as at September 30, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal quarter then ended on such date prepared by management of the Borrower and certified as true and correct by the chief financial officer of the Borrower, copies of which statements have heretofore been furnished to the Bank, are complete and correct and present fairly the financial condition of the Borrower and Pro-Bel as at such date, and the results of its operations for the fiscal quarter then ended. Such financial statements, including schedules and notes thereto, have been prepared in accordance with GAAP. Neither the Borrower nor Pro-Bel has any material contingent obligations, contingent liabilities or liabilities for taxes, long-term leases or unusual forward or long-term commitments, which are not reflected in the foregoing certified statements or in the notes thereto. Since the date of the aforementioned financial statements, there has been no material adverse change in the business, operations, assets or financial or other condition of the Borrower or Pro-Bel.

(b) The Consolidating balance sheet of Borrower as of December 31, 1998 and the related statements shareholders' equity and cash flows (to be provided by Borrower within 32 days of closing) and the consolidating statement of operations (heretofore provided to Bank) for the fiscal year ended on such date are complete and correct and present fairly the financial condition of the Borrower as at such date.

3.2 Corporate Existence; Compliance with Law. Each of the active Subsidiaries of the Borrower is indicated on Schedule A attached hereto. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business require such qualification, and (d) is in compliance with all Requirements of Law; except to the extent that the failure to so qualify as a foreign corporation as required by clause (c) of this Section or to comply with all Requirements of Law as required by clause (d) of this Section could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of any such Person, and could not materially adversely affect the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party .

3.3 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority and the legal right to make, execute, deliver and perform its obligations under the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of the Loan Documents and to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with, or other act by or in respect of any other Person (including, without limitation, stockholders and creditors of the Borrower) or any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. The Loan Documents will be duly executed and delivered on behalf of the Borrower and, when executed and delivered, will each constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

3.4 Power, Authorization, Enforceable Obligations of Guarantors. Each Guarantor, if any, has the power and authority and the legal right to make, deliver and perform its Guarantee and Security Agreement and the transactions contemplated thereby and has taken all necessary corporate action to authorize the execution, delivery and performance of its Guarantee and Security Agreement. No consent or authorization of, filing with, or other act by or in respect of any other Person (including stockholders and creditors of the Guarantors) or any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of such Guarantee or Security Agreement. Each Guarantee and each Security Agreement have been duly executed and delivered by the respective parties thereto, and each such document constitutes a legal, valid and binding obligation of the respective Guarantor enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally.

3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents and the borrowings hereunder and the use of the proceeds thereof by the Borrower and the execution, delivery and performance of the Guarantees and Security Agreements by the Guarantors, if any, will not violate any Requirement of Law or any Contractual Obligation of the Borrower or the Guarantors, and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation except those in favor of the Bank provided herein.

3.6 No Material Litigation. Except as previously disclosed to Bank, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending by or against the Borrower or any Subsidiary or against any of their properties or revenues with respect to the Loan Documents or any of the transactions contemplated hereby or thereby, which would have a Material Adverse Effect.

3.7 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 No Burdensome Restrictions. No Contractual Obligation of the Borrower or any Subsidiary and no Requirement of Law would have a Material Adverse Effect.

3.9 Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all tax returns which to the knowledge of the Borrower are required to be filed, and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been maintained.

3.10 Federal Regulations. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

3.11 Environmental Matters.

(a) To the knowledge of the Borrower, none of the Real Property contains, or has previously contained, any hazardous or toxic waste or substances or underground storage tanks except in compliance with all applicable Environmental Laws.

(b) The Borrower's and each Subsidiary's use of the Real Property is in compliance with all applicable Environmental Laws affecting such Real Property, and, to the knowledge of the Borrower and each Subsidiary, there are no environmental conditions which could interfere with the continued use of the Real Property.

(c) Neither the Borrower nor any of its Subsidiaries has received any notices of violations or advisory action by regulatory agencies regarding environmental control matters or permit compliance which would have a Material Adverse Effect.

(d) To the knowledge of the Borrower and each Subsidiary, hazardous waste has not been transferred from any of the Real Property to any other locations which is not in compliance with all applicable Environmental Laws or permit requirements.

(e) With respect to the Real Property, to the knowledge of the Borrower, there are no proceedings, governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Borrower, contemplated under any federal, state or local law regulating the discharge of hazardous or toxic materials or substances into the environment, to which the Borrower or any of its Subsidiaries is named as a party.

SECTION 4. CONDITIONS PRECEDENT.

4.1 Conditions to Initial Revolving Credit Loan. The obligation of the Bank to make the initial Revolving Credit Loan to the Borrower hereunder is subject to the satisfaction of the following conditions precedent:

(a) Revolving Credit Note. The Bank shall have received the Revolving Credit Note conforming to the requirements hereof and duly executed by the Borrower.

(b) General Security Agreement. The Bank shall have received a general security agreement (the "General Security Agreement") duly executed by the Borrower together with

- UCC-1 financing statements

- UCC-3 termination statements, if required

- insurance certificate naming the Bank as loss payee

- an assignment to the Bank of the Ex-Im Bank insurance policy (to the extent Eligible Foreign Accounts Receivable)

(c) Trademark Security Agreement. The Bank shall have received a trademark collateral security agreement (the "Trademark Security Agreement") duly executed by the Borrower together with a trademark registration form and same shall have been submitted for filing with the U.S. Commissioner of Patents and Trademarks together with

- trademark searches

- evidence of termination or assignment of any security interests in the trademarks

(d) Patent Security Agreement. The Bank shall have received a patent collateral security agreement (the "Patent Security Agreement") duly executed by NATWest Bank N.A. and acknowledged by the Borrower together with a patent registration form and same shall have been submitted for filing with the U.S. Commissioner of Patents and Trademarks together with

- patent searches

- evidence of termination or assignment of any security interests in the patents

(e) Landlord Waivers. The Bank shall have received executed landlord waivers from all landlords of premises leased by the Borrower where equipment or inventory of the Borrower is located.

(f) Borrowing Base Certificate. The Bank shall have received and satisfactorily reviewed a Borrowing Base Certificate as set forth in Section 5.2(c) hereof.

(g) Legal Opinion. The Bank shall have received a favorable opinion of counsel to the Borrower substantially in the form of Exhibit D hereto. Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement as the Bank shall reasonably require.

(h) Certified Copies and Other Documents: The Bank shall have received such certificates and other documents relating to the Borrower with respect to the matters herein contemplated as the Bank may request, including but not limited to:

(1) Certificate of good standing from the New York Secretary of State and certificates of authority to do business from each other jurisdiction in which the Borrower conducts business;

(2) Certificate of incorporation certified by the New York Secretary of State;

(3) An Officers' Certificate dated the date of this Agreement certifying, (x) true and correct copies of the by-laws of the Borrower as in effect on the date of adoption of the resolutions referred to in (y) of this subsection (3), (y) true and correct copies of resolutions adopted by the board of directors of the Borrower (i) authorizing the borrowings from the Bank hereunder, the execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance by the Borrower of its obligations under the Loan Documents and the granting of the lien and security interest contemplated thereby, (ii) approving forms in substantially execution form of the Loan Documents, and (iii) authorizing officers of the Borrower to execute and deliver the Loan Documents and any related documents, and (z) the incumbency and specimen signatures of the officers of the Borrower executing any documents delivered to the Bank by the Borrower in connection with the Loans.

(i) Fees. There shall have been delivered to the Bank evidence of payment of the Closing Fee, the initial installment of the Collateral Management Fee and the Bank's attorneys' fees and disbursements.

(j) Minimum Availability. The Borrower shall be required to have a minimum undrawn Borrowing Base availability of $1,000,000.00 after giving effect to the Term Loan and the initial borrowing under the Revolving Credit Loan.

(k) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank and its counsel.

4.2 Conditions to the Term Loan. The obligation of the Bank to make the Term Loan to the Borrower hereunder is subject to the satisfaction of the following conditions precedent:

(a) Section 4.1 Conditions. Each of the conditions set forth in Section 4.1 shall have been satisfied.

(b) Term Note. The Bank shall have received the Term Note conforming to the requirements hereof and duly executed by the Borrower.

(c) Pledge Agreement. The Bank shall have received a pledge agreement (the "Pledge Agreement") duly executed by the Borrower pledging all of the shares of stock of Pro-Bel together with

- the original share certificates of Pro-Bel

- stock powers

(d) Borrowing Base Certificate. The Bank shall have received a Borrowing Base Certificate as set forth in Section 5.2 (c) hereof.

(e) Legal Opinion. The Bank shall have received a favorable opinion of counsel to the Borrower substantially in the form of Exhibit D hereto as it pertains to the Term Loan. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Bank shall reasonably require.

(f) Certified Copies and Other Documents. The Bank shall have received such certificates and other documents relating to Pro-Bel with respect to the matters herein contemplated as the Bank may request, including, but not limited to:

(1) certificate of good standing (or equivalent) from the applicable United Kingdom authority; (2) certificate of incorporation (or equivalent) certified by the applicable United Kingdom authority; (3) an Officers' Certificate dated the date of this Agreement certifying, true and correct copies of the by-laws of Pro-Bel as in effect on the date of this Agreement; (4) an opinion of counsel to Pro-Bel as to its corporate existence.

4.3 Conditions to All Loans. The obligation of the Bank to take any Loan (including the initial Revolving Credit Loan and the Term Loan) to be made by it hereunder is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished by the Borrower or any Subsidiary at any time under or in connection herewith, shall be correct in all material respects on and as of the borrowing date for such extension of credit as if made on and as of such date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date an extension of credit is to be made or after giving effect to the extension of credit to be made on such date.

(c) Compliance with Borrowing Base. After taking into account the Loan or extension of credit to be made, all outstanding extensions of credit together with the requested extension of credit shall not exceed the Borrowing Base. In addition, in order to request any advance under the Revolving Credit Loan that would cause either (i) the undrawn availability under the Borrowing Base to be less than $475,000.00 or (ii) the amount of the Commitment remaining to be less than $475,000.00, the Borrower shall be required to deliver to the Bank a certificate demonstrating a Fixed Charge Coverage Ratio of not less than 1.25.

(d) Pro-Bel shall have executed and delivered a Guaranty in the form of Exhibit E hereto.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of each such borrowing that the conditions in clauses (a), (b) and (c) of this Section have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS.

The Borrower hereby agrees that, so long as the Commitment remains in effect, any Note remains unpaid, or any other amount is owing to the Bank hereunder, the Borrower will and will cause each Subsidiary to and, with respect to Sections 5.1, 5.3, 5.4, 5.5, 5.7, 5.8 and 5.10, each Non-Restricted Subsidiary to:

5.1 Corporate Existence and Qualification. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the failure to so preserve its corporate existence or right to conduct business could have a Material Adverse Effect.

5.2 Financial Information and Compliance Certificates.

(a) Keep its books of account in accordance with good accounting practices and furnish to the Bank:

(1) As soon as available, but not more than one hundred twenty (120) days after the close of each fiscal year, the certified consolidated financial statements of the Borrower (which include Pro-Bel), including a balance sheet with related statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP consistently applied and certified by Price waterhouse Coopers, CPAs or another firm of independent certified public accountants reasonably acceptable to the Bank.

(2) As soon as available, but not more than forty-five (45) days after the close of the first three fiscal quarters of each fiscal year, the consolidated financial statements of the Borrower and its Subsidiaries including a balance sheet with related statements of income, retained earnings and cash flows as at the end of such quarter, all prepared in accordance with GAAP consistently applied and prepared by management and certified as true and correct by the chief financial officer of the Borrower.

(3) As soon as available, but not more than one hundred twenty (120) days after the close of each fiscal year the consolidating financial statements of the Borrower and its Subsidiaries, including a consolidating balance sheet with related consolidating statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP consistently applied and prepared by management and certified as true and correct by the chief financial officer of the Borrower.

(4) As soon as available, but not more than forty-five (45) days after the close of the first three fiscal quarters of each fiscal year, the consolidating financial statements of the Borrower and its consolidated Subsidiaries including a consolidating balance sheet with related consolidating statements of income, retained earnings and cash flows as at the end of such quarter, all prepared in accordance with GAAP consistently applied and prepared by management and certified as true and correct by the chief financial officer of the Borrower.

(5) With reasonable promptness, such other data as may be reasonably requested by the Bank, including, but not limited to, copies of the annual reports, regular periodic and special reports, schedules or other material which the Borrower may now or hereafter be required to file with or deliver to any securities exchange or the Securities and Exchange Commission or any domestic or non-domestic regulatory body and will, during regular business hours and upon reasonable notice, permit the Bank by or through any of its officers, agents, employees, attorneys or accountants to inspect and make extracts from such Borrower's books and records.

(6) As soon as availabe, but not more than 30 days after the end of each calendar month, financial statements of Borrower (unconsolidated) including a balance sheet and related statements of income, retained earnings and cash flows as at the end of such month, prepared in accordance with GAAP consistently applied and certified as true and correct by the chief financial officer of Borrower.

(7) As soon as available, but not later than December 1 of each year, a business plan for the upcoming year (presented on a quarterly basis).

(b) At such time as Borrower considers that it is eligible to reduce its interest rate, deliver a certificate of the chief financial officer of the Borrower evidencing a computation of compliance with the provisions of Section 6 hereof and stating that in each case except as disclosed in such certificate, the person making such certificate has no knowledge of any Default or Event of Default.

(c) Deliver to the Bank an accounts receivable agings schedule reflecting aging of receivables from invoice date accompanied by a Borrowing Base Certificate indicating a computation of the Borrowing Base promptly upon request of the Bank and monthly (not later than 20 days after the last day of each month) covering the period ending the last day of the immediately preceding month.

(d) Within 5 days of any officer of the Borrower obtaining knowledge of any Default, if such Default is then continuing, Borrower shall furnish to the Bank a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

5.3 Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and naming the Bank as an additional insured and loss payee thereon as its interest may appear and if there is any Eligible Foreign Accounts Receivable maintain an Export Credit Insurance Policy from Ex-Im Bank (or such other insurer acceptable to Bank) in amounts and coverage acceptable to the Bank and name the Bank as assignee thereunder. The Borrower will not eliminate such insurance if doing so would create and over advance condition.

5.4 Preservation of Properties; Compliance with Law. Maintain and preserve all of its properties which are used or which are useful in the judgment of the Borrower in the conduct of its business in good working order and condition, ordinary wear and tear excepted; comply with all Requirements of Law except where contested in good faith and by proper proceedings if appropriate reserves are maintained with respect thereto.

5.5 Taxes. Duly pay and discharge all taxes or other claims which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor.

5.6 Maintain Operating Accounts. Maintain all of its primary operating accounts with an institution acceptable to the Bank.

5.7 Notice of Litigation. Promptly notify the Bank in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars, affecting the Borrower or any Subsidiary, whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

5.8 Indemnity (Environmental Matters). Indemnify the Bank against any liability, loss, cost, damage, or expense (including, without limitation, reasonable attorneys' fees) arising from (i) the imposition or recording of a lien by any local, state, or federal government or governmental agency or authority pursuant to any Environmental Laws; (ii) claims of any private parties regarding violations of Environmental Laws; and (iii) costs and expenses (including, without limitation, reasonable attorneys' fees and fees incidental to the securing of repayment of such costs and expenses) incurred by the Borrower, any Subsidiary or the Bank in connection with compliance by the Borrower, any Subsidiary or the Bank with any statute, regulation or order issued pursuant to any Environmental Laws by any local, state or federal government or governmental agency or authority.

5.9 New Subsidiaries. Cause any Restricted Subsidiary of the Borrower formed after the date of this Agreement to become a guarantor of all debts and obligations of the Borrower under this Agreement and grant a security interest to the Bank in all of its personal property to secure such guarantee pursuant to a security agreement on the Bank's standard form and cause such Restricted Subsidiary to execute an agreement, in form satisfactory to the Bank, subjecting it to the affirmative and negative covenants contained in this Agreement.

5.10 Books and Records; Field Audit. Keep proper books of record and account in accordance with GAAP and permit the Bank or its duly authorized agents to examine the books and records of the Borrower at any time, such authorization to include, without limitation, the annual field audit, test or examination of any or all of the assets of the Borrower.

SECTION 6. FINANCIAL COVENANTS.

6.1 The Borrower hereby agrees that, so long as the Commitment remains in effect, any Note remains outstanding and unpaid, or any other amount is owing to the Bank hereunder, the Borrower will:

(a) Minimum Cumulative EBIT. Maintain at all times during the periods designated below minimum cumulative earnings before interest and taxes ("Minimum EBIT"):

Period Minimum EBIT

Q2 1999 $ 250,000.00

Q2 to Q3 1999 $ 800,000.00

Q2 to Q4 1999 $1,500,000.00

Q2 to Q1 2000 $1,500,000.00

4 quarters ended Q2 2000

and thereafter $2,000,000.00

SECTION 7. NEGATIVE COVENANTS.

The Borrower hereby agrees that, so long as the Commitment remains in effect, any Note remains outstanding and unpaid, or any other amount is owing to the Bank hereunder, it will not, nor will it permit any of its Restricted Subsidiaries to and with respect to Sections 7.2, 7.6, 7.7, 7.8, 7.10, and 7.12 any of its Non-Restricted Subsidiaries to:

7.1 Indebtedness for Borrowed Money. Incur, or permit to exist, any Indebtedness for borrowed money except (i) Indebtedness incurred pursuant to borrowings hereunder and under any other loans made by the Bank in its discretion to the Borrower or any Subsidiary, (ii) Indebtedness existing on the date hereof and reflected in the financial statements referred to in Section 3.1 hereof, (iii) purchase money Indebtedness incurred in connection with Permitted Acquisitions or in the acquisition of fixed assets (including capital leases) and (iv) convertible debt which is unsecured and fully subordinated, does not exceed $10 million in principal amount and has terms and conditions otherwise acceptable to the Bank ("Permitted Convertible Debt").

7.2 Mergers, Acquisitions and Sales of Assets. Other than Permitted Acquisitions, enter into any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or substantially all of its assets (other than sales of inventory and obsolescent equipment in the ordinary course of business) or acquire by purchase or otherwise the business or assets of, or stock of, another business entity; except that any Subsidiary may merge into or consolidate with any other Subsidiary which is wholly-owned by the Borrower and any Subsidiary which is wholly-owned by the Borrower may merge with or consolidate into the Borrower provided that the Borrower is the surviving corporation. If Borrower or any Subsidiary sells less than substantially all of its assets then Borrower shall remit to Bank all proceeds of such sale in excess of $100,000 and such proceeds shall be applied to reduce the outstanding principal amount of the Term Loan.

7.3 Loans; Investments. Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000, (ii) accounts receivable arising out of sales of inventory in the ordinary course of business, (iii) commercial paper of a domestic issuer rated at least "A-l" by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Service, Inc., and (iv) in addition to all other permitted investments and loans, investments in or loans to any other Person, provided that the aggregate amount of such investments, loans and guaranties permitted by Section 7.5 (ii) hereof, do not exceed in the aggregate Seven Hundred Fifty Thousand and 00/100 ($750,000.00) Dollars at any one time outstanding.

7.4 Liens. Create, assume or permit to exist, any Lien on any of its property or assets now owned or hereafter acquired except (i) Liens in favor of the Bank; (ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iii) Liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with GAAP; and (iv) purchase money Liens granted to secure the unpaid purchase price of any fixed assets purchased.

7.5 Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the obligations of any Person except (i) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (ii) guaranties of obligations which when aggregated with the loans and investments permitted by Section 7.3 (v) hereof do not exceed Seven Hundred Fifty Thousand and 00/100 ($750,000.00) Dollars at any one time outstanding.

7.6 Dividends; Payments. Declare or pay any dividends on its capital stock (other than dividends payable solely in shares of its own common stock), or make any payment of principal on any Indebtedness, or purchase, redeem, retire or otherwise acquire any Indebtedness or any of its capital stock at any time outstanding, except, provided no Event of Default has occurred and is continuing thereunder, the Borrower may do any of the foregoing other than pay the principal of any Indebtedness (other then Indebtedness permitted pursuant to Section 7.1(i) and (ii), above) in any fiscal year up to an amount not exceeding, in the aggregate, twenty five (25%) percent of the Borrower's net income before extraordinary gains in such fiscal year. In addition, any Subsidiary wholly owned by the Borrower may declare and pay dividends to the Borrower, and Borrower and its Subsidiaries may purchase their stock to the extent required by their employee benefit plans.

7.7 Sales of Receivables: Sale - Leasebacks. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower, with or without recourse, except for the purpose of collection in the ordinary course of business; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

7.8 Nature of Business. Materially alter the nature of its business.

7.9 Stock of Subsidiaries. Sell or otherwise dispose of any Subsidiary (except in connection with a merger or consolidation of a Subsidiary into the Borrower or another Subsidiary) or permit a Subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders.

7.10 ERISA. (i) Terminate any Plan so as to result in any material liability to the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (the "PBGC"), (ii) engage in or permit any person to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended (the "Code")) involving any Plan which would subject a Borrower to any material tax, penalty or other liability, (iii) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

7.11 Accounting Changes. Make, or permit any Subsidiary to make any change in their accounting treatment or financial reporting practices except as required or permitted by GAAP in effect from time to time.

7.12 Transactions with Affiliates. Except as otherwise specifically set forth in this Agreement, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm's-length transaction with a non-affiliated third party. In addition, Borrower shall never become a net creditor of Pro-Bel.

SECTION 8. EVENTS OF DEFAULT.

Upon the occurrence and during the continuance of any of the following events (each an Event of Default):

(a) Borrower shall fail to pay any interest on any of the Notes, or principal of any of the Notes when due, or shall fail to pay any other amount payable hereunder within three days after written notice or the Borrower or any Guarantor shall default under any other Loan Document after the giving of notice or expiration of grace periods, if any, under such Loan Document; or

(b) Any representation or warranty made or deemed made by the Borrower herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been false in any material respect on or as of the date made or deemed made; or

(c) Borrower shall default in the observance or performance of any covenant or provision contained in Sections 5, 6 or 7 hereof; or

(d) Borrower shall default in the observance or performance of any other provision contained in this Agreement and such default shall continue unremedied for a period of 10 days after written notice thereof is given to the Borrower by the Bank; provided that if the default is of such nature that it cannot reasonably be cured within such 10 day period, no default shall be deemed to have occurred hereunder so long as the Borrower commences to cure such default within such 10 day period and thereafter diligently and expeditiously proceeds to cure same, provided that no extension shall be for a period beyond 30 days; or

(e) The Borrower or any Restricted Subsidiary then engaged in business shall (i) default in any payment of any indebtedness for borrowed money in excess of Two Hundred Thousand and 00/100 ($200,000.00) Dollars (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (ii) default beyond the period of grace, if any, in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause or permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such indebtedness to become due prior to its stated maturity; or

(f) (i) The Borrower or any Restricted Subsidiary then engaged in business shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall have not been vacated, discharged, or stayed or bonded pending appeal within 20 days from the entry thereof; or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) of this Section 8 (f); or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) the Borrower or any Restricted Subsidiary then engaged in business shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is , in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for 20 days after notice of such Reportable Event pursuant to Section 4043 (a), (c) or (d) of ERISA is given or the continuance of such proceedings for 20 days after commencement thereof, as the case may be, or (iv) any Plan shall terminate for purposes of Title IV of ERISA, and in each case in clauses (i) through (iv) above, such event or condition could subject the Borrower to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations or property of the Borrower; or

(h) any Guarantee or Security Agreement of any Guarantor shall cease to be in full force and effect; or

(i) any of the Liens created and granted pursuant to the Security Agreements or the Pledge Agreement shall fail to be valid, first, perfected Liens subject to no prior or equal Lien except as permitted by this Agreement.

then, in any such event, any or all of the following actions may be taken: (i) the Bank may, at its option, declare the Commitment and all obligations of the Bank to make Loans to the Borrower shall immediately terminate; (ii) the Bank may, at its option, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable and the same, and all interest accrued thereon, shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, anything contained herein or in any instrument evidencing the Loans to the contrary notwithstanding.

SECTION 9. COLLATERAL SECURITY.

9.1 General Loan and Collateral Agreement. As collateral security for the payment of the Obligations, the Borrower hereby grants to the Bank a lien on and security interest in (i) all Accounts of Borrower and it Affiliates, (ii) all intangible property of Borrower and its Affiliates, (iii) any and all deposits or other sums at any time credited by or due from the Bank to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to the Bank from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence of any Event of Default be set-off, appropriated and applied by the Bank against any of the Obligations whether or not such Obligations are then due or are secured by any collateral, or if they are so secured, whether or not such collateral held by the Bank is considered to be adequate.

9.2 Additional Collateral Security. In addition to the collateral described in Section 9.1 hereof, payment of the Obligations is also secured by a first priority security interest in (i) all personal property including trademarks and patents of the Borrower (other than application for trademarks and patents based on intent to use) whether now owned or hereafter acquired, and (ii) all outstanding shares of stock of Pro-Bel, as provided, respectively, in the Security Agreements and Pledge Agreement executed and delivered by the Borrower to the Bank.

SECTION 10. MISCELLANEOUS.

10.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing unless otherwise expressly provided herein and shall be deemed to have been duly given or made when delivered by hand, or by telegram or telecopy, or when deposited in the mail addressed as follows, or to such address as may be hereafter notified in writing by the respective parties hereto and any future holders of any Note:

The Borrower:

Chyron Corporation

5 Hub Drive

Melville, New York 11747

Attn: Chief Financial Officer

with a copy to:

Camhy, Karlinsky & Stein LLP

1740 Broadway

New York, New York 10019-4315

Attn: Daniel Dewolf, Esq.

The Bank:

c/o AmSouth Capital Corp.

350 Park Avenue

New York, New York 10022

Attn: Patrick R. Brocker

Executive Vice President

with a courtesy copy to:

Siller Wilk LLP

747 Third Avenue

New York, New York 10017

Attn: Hugh P. Finnegan

10.2 No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.

10.3 Survival of Representations and Warranties. All representations and warranties made hereunder and in any Loan Document shall survive the execution and delivery of this Agreement and the Notes.

10.4 Payment of Expenses: Examination.

(a) The Borrower agrees to pay or reimburse the Bank for all its reasonable costs and expenses (including, without limitation, the reasonable fees and expense of attorneys for the Bank) incurred in connection with (i) the enforcement or preservation of any rights under any Loan Document or any other instrument or agreement entered into in connection herewith or therewith including, without limitation, the reasonable fees and disbursements of attorneys for the Bank; (ii) any claim or action threatened, made or brought against the Bank arising out of or relating to any extent to any Loan Document or any instrument or agreement entered into in connection with the transactions contemplated hereby or thereby; (iii) the perfection of any security interest in the Collateral or in the maintenance of the Collateral; (iv) any amendment or modification of any Loan Document; (v) the payment of any tax, assessment, recording fee or similar charge; (vi) any waiver of any right of the Bank under any Loan Document and (vii) the reasonable fees and disbursements of any counsel to the Bank incurred from time to time in connection with the transactions contemplated by this Agreement.

(b) The Borrower agrees that at any time and from time to time upon reasonable notice and during regular business hours the Bank may conduct, at the Borrower's expense, an examination of the Borrower's books and records (provided, if more frequently than annually, at the Bank's expense). The obligations set forth in this Section 10.4 shall be in addition to any other obligations or liabilities of the Borrower to the Bank hereunder or at common law or otherwise. The provisions of this Section 10.4 shall survive the payment of the Notes and the termination of this Agreement.

10.5 WAIVER OF JURY TRIAL, SET-OFF AND COUNTERCLAIM. THE BORROWER AND THE BANK IN ANY LITIGATION (WHETHER OR NOT ARISING OUT OF OR RELATING TO THIS AGREEMENT) IN WHICH THEY SHALL BE ADVERSE PARTIES WAIVE THE RIGHT OF TRIAL BY JURY AND THE BORROWER WAIVES THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY KIND OR DESCRIPTION IN ANY SUCH LITIGATION EXCEPT COUNTERCLAIMS WHICH WILL BE LOST IF NOT ASSERTED.

10.6 WAIVER OF AUTOMATIC STAY. THE BORROWER AGREES THAT, IN THE EVENT THAT THE BORROWER, ANY GUARANTOR OR ANY OF THE PERSONS OR PARTIES CONSTITUTING THE BORROWER OR ANY GUARANTOR SHALL (i) FILE WITH ANY BANKRUPTCY COURT OF COMPETENT JURISDICTION OR BE THE SUBJECT OF ANY PETITION UNDER TITLE 11 OF THE U.S. CODE, AS AMENDED ("BANKRUPTCY CODE"), (ii) BE THE SUBJECT OF ANY ORDER FOR RELIEF ISSUED UNDER THE BANKRUPTCY CODE, (iii) FILE OR BE THE SUBJECT OF ANY PETITION SEEKING ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR OTHER RELIEF FOR DEBTORS, (iv) HAVE SOUGHT OR CONSENTED TO OR ACQUIESCED IN THE APPOINTMENT OF ANY TRUSTEE, RECEIVER, CONSERVATOR, OR LIQUIDATOR, OR (v) BE THE SUBJECT OF ANY ORDER, JUDGMENT, OR DECREE ENTERED BY ANY COURT OF COMPETENT JURISDICTION APPROVING A PETITION FILED AGAINST SUCH PARTY FOR ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR RELIEF FOR DEBTOR, THE BANK SHALL THEREUPON BE ENTITLED AND THE BORROWER IRREVOCABLY CONSENTS TO IMMEDIATE AND UNCONDITIONAL RELIEF FROM ANY AUTOMATIC STAY IMPOSED BY SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO THE BANK AS PROVIDED FOR HEREIN, IN ANY NOTE, OTHER LOAN DOCUMENTS DELIVERED IN CONNECTION HEREWITH AND AS OTHERWISE PROVIDED BY LAW, AND THE BORROWER HEREBY IRREVOCABLY WAVES ANY RIGHT TO OBJECT TO SUCH RELIEF AND WILL NOT CONTEST ANY MOTION BY THE BANK SEEKING RELIEF FROM THE AUTOMATIC STAY AND THE BORROWER WILL COOPERATE WITH THE BANK, IN ANY MANNER REQUESTED BY THE BANK, IN ITS EFFORTS TO OBTAIN RELIEF FROM ANY SUCH STAY OR OTHER PROHIBITION.

10.7 LIMITATION OF LIABILITY. NO CLAIM MAY BE MADE BY (i) THE BORROWER, ANY GUARANTOR, ANY SUBSIDIARY, OR ANY OTHER PERSON AGAINST THE BANK OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OF ANY OF THE FOREGOING, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR, TO THE FULLEST EXTENT PERMITTED BY LAW, FOR ANY PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT, STATUTORY LIABILITY, OR ANY OTHER GROUND) BASED ON, ARISING OUT OF OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWER (FOR ITSELF AND ON BEHALF OF EACH GUARANTOR AND EACH SUBSIDIARY) AND THE BANK HEREBY WAIVE, RELEASE AND AGREE NEVER TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM NOW EXISTS OR HEREAFTER ARISES AND WHETHER OR NOT IT IS NOW KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

10.8 Modification and Waiver. No modification or waiver of, or with respect to any provision of this Agreement or any document or instrument delivered in connection therewith shall be effective unless and until it shall be in writing and signed by the Bank, and then such modification or waiver shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice demand in similar or other circumstances.

10.9 Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer nay of its rights under this Agreement without the prior written consent of the Bank. The term "Bank" as used herein shall be deemed to include the Bank and its successors, endorsees and assigns.

10.10 Governing Law; Consent to Jurisdiction. This Agreement and the other Loan Documents and any documents and instruments delivered in connection herewith and therewith and the rights and duties of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York and the Borrower consents to the jurisdiction of the courts of the State of New York in any action brought to enforce any rights of the Bank under this Agreement and any document or instrument related hereto.

10.11 Entire Agreement. This Agreement and any other agreements, documents and instruments executed and delivered pursuant to or in connection with the Obligations contain the entire agreement between the parties relating to the subject matter hereof and thereof. The Borrower expressly acknowledges that the Bank has not made and the Borrower is not relying on any oral representations, agreements or commitments of the Bank or any officer, employee, agent or representative thereof.

10.12 Interest Adjustment. Notwithstanding anything to the contrary contained in this Agreement or any Note, the rate of interest payable on either Note shall never exceed the maximum rate of interest permitted under applicable law. If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rated for such period of time as is required so that the total amount of interest received by the Bank is that which would have been received by the Bank except for the operation of the first sentence of this Section 10.12.

10.13 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officer as of the day and year first above written.

CHYRON CORPORATION

By:____________________________

Name:

Title:

AMSOUTH BANK

By:__________________________

Name:

Title:

SCHEDULE A

ACTIVE SUBSIDIARIES

Pro-Bel

EXHIBIT A

BORROWING BASE CERTIFICATE

EXHIBIT B

REVOLVING CREDIT NOTE

$12,000,000 New York, New York

March __, 1999

CHYRON CORPORATION, a New York corporation (the "Borrower"), for value received, hereby promises to pay to the order of AMSOUTH BANK (the "Bank") on March 31, 2002 at the office of the Bank specified in Section 10.1 of the Loan Agreement dated as of the date hereof between the Borrower and the Bank, as amended from time to time (as so amended the "Agreement"; terms defined in the Agreement shall have their defined meaning when used in this Note), in lawful money of the United States of America and in immediately available funds the principal amount of TWELVE MILLION AND 00/100 ($12,000,000) DOLLARS or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to Section 2.1 of the Agreement. The Borrower further promises to pay interest in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Borrower pursuant to the terms of Section 2 of the Agreement. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement. All Loans made by the Bank pursuant to subsection 2.1 of the Agreement and all payments of the principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto to which the holder may add additional pages. The aggregate net unpaid amount of loans set forth in such schedule shall be presumed to be the principal balance hereof absent manifest error. After the stated or any accelerated maturity hereof, this Note shall bear interest at a rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

This Note is the Revolving Credit Note referred to in the Agreement, and is entitled to the benefits thereof and may be prepaid, and is required to be prepaid, in whole or in part (subject to the indemnity provided in the Agreement) as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement. This Note is secured by the collateral described in each Security Agreement.

This note shall be construed in accordance with and governed by the laws of the State of New York.

CHYRON CORPORATION

By:____________________________

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO REVOLVING CREDIT NOTE DATED AS OF MARCH __, 1999

CHYRON CORPORATION

TO

AMSOUTH BANK
Date	Amount of Loan	Interest Rate	Last Day of Interest Period	Principal Paid	Balance Remaining Unpaid	Notation Made By

EXHIBIT C

TERM NOTE

$2,000,000 New York, New York

March __, 1999

CHYRON CORPORATION, a New York corporation (the "Borrower"), for value received, hereby promises to pay to the order of AMSOUTH BANK (the "Bank") at its office specified in Section 10.1 of the Loan Agreement dated as of the date hereof between the Borrower and the Bank, as amended from time to time (as so amended the "Agreement"; terms defined in the Agreement shall have their defined meanings when used in this Note) in lawful money of the United States and in immediately available funds, the principal sum of TWO MILLION AND 00/000 ($2,000,000) DOLLARS shall be payable (i) for the period from April 1, 1999 through September 30, 1999, there will be no principal payments, (ii) for the period of October 1, 1999 through September 30, 2000, the principal payments will be $25,000.00 per month, (iii) for the period of October 1, 2000 through September 30, 2000, the principal payments will be $75,000.00 per month and (iv) for the period of October 1, 2001, through March 31, 2002, the principal payments will be $133,333.00 per month. The Borrower further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding (computed on the basis of a 360 day year for actual days elapsed) at an annual rate as selected by the Borrower pursuant to the terms of Section 2 of the Agreement. Interest shall be payable as provided in the Agreement. Whenever the entire unpaid principal amount of this Note becomes due and payable (whether at the stated maturity hereof, by acceleration or otherwise) interest hereon shall thereafter be payable on demand at a rate as set forth in the Agreement, but in no event in excess of the maximum rate of interest permitted under any applicable law.

This Note is the Term Note referred to in the Agreement, and is entitled to the benefits and subject to the terms thereof and may be prepaid in whole or in part (subject to the indemnity provided in the Agreement) as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amount then remaining unpaid under this Note may be declared immediately due and payable as provided in the Agreement. This Note is secured by the collateral described in each Security Agreement.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

CHYRON CORPORATION

By:______________________